Exhibit 99.1

Reborn Coffee Reports Third Quarter 2022 Financial Results

Brea, CA -- November 14, 2022 -- Reborn Coffee, Inc. (NASDAQ: REBN) (“Reborn”, or the “Company”), a California-based retailer of specialty coffee, has reported its financial and operational results for the third quarter ended September 30, 2022.

Key Financial and Operational Highlights for the Third Quarter 2022

●	Revenue increased 22% to $0.8 million in Q3’22 compared to $0.7 million in Q3’21.

●	Revenue increased 52% in the nine months ended September 30, 2022 to $2.4 million, up from $1.6 million during same period in 2021.

●	Announced plans to open five new Company-owned retail locations in Southern California, which, if and when opened, will bring total count to fourteen stores.

●	On August 16, 2022, the Company completed an upsized initial public offering (the “IPO”), selling 1,440,000 shares at $5.00 per share.

●	Net proceeds raised in IPO were $6.2 million, after deducting underwriting discounts and commissions.

●	The Company’s common stock commenced trading on the Nasdaq Capital Market under the ticker symbol “REBN”.

●	Preparing for entry into the B2B market with new RTD Cold Brew Beverages and Cold Brew Super Premium ice cream.

●	Presented at the LD Micro Main Event XV Conference.

Management Commentary

“In the third quarter of 2022 we continued to build the foundation for long-term growth with ongoing revenue execution and location expansion,” said Jay Kim, Chief Executive Officer of Reborn. “During the quarter we passed a crucial milestone on our journey with the transition to a Nasdaq listed public company and the addition of new capital to accelerate our growth strategy. With revenue growth driven by strong customer demand, new product innovation and effective operational execution across our retail locations, we are highly focused on our expansion strategy goals supported by proceeds from our recent IPO.

“We recently announced plans to open new company-owned retail locations in Southern California in Cabazon, Huntington Beach, Irvine and Mission Viejo. At each new location, our focus is on creating an inviting store atmosphere which is designed for comfort and convenience at shopping plazas and upscale areas. We continue to believe we have sufficient cash to meet our current pipeline of new locations without the need to raise additional funds. Once these locations are open, we will have a total count of fourteen locations in California.

“Looking ahead, we are highly focused on the openings for our new locations. The Cabazon, Huntington Beach and Irvine locations are expected to open in the fourth quarter of 2022, and the Mission Viejo location is expected to open in the first quarter of 2023. We are also highly focused on increasing our customer base and sales, and growing Average Unit Volumes, at our existing stores. We are aggressively moving forward on strategically expanding our footprint in existing and new markets and developing our franchise opportunity. Additionally, new innovative coffee and complementary products produced by experienced co-packers will broaden our reach beyond our retail locations into B2B and DTC sales. Taken together, we believe we are well-positioned to reach our goals for sustained operational execution and year-over-year revenue growth. I look forward to reporting on exciting milestones in the months ahead as we strive to create sustainable, long-term value for our shareholders,” concluded Kim.

Anticipated Milestones

●	Open up to 40 company-owned retail locations.

●	Open 4 flagship locations in the U.S., targeting cities such as San Francisco, San Diego, Houston, and Kansas City.

●	Open 4 overseas locations outside the U.S., targeting countries such as South Korea, Austria, and Dubai.

●	Joint R&D projects with coffee farms in locations such as Hawaii and Colombia.

●	Expand B2B marketing to wholesale clubs and other major outlets and expand ecommerce marketing.

●	Launch new Reborn-branded products such as cascara tea packs, red tea bag packs, cold brew cans and super premium ice cream.

Third Quarter 2022 Financial Results

Revenues were approximately $0.8 million for the three-month period ended September 30, 2022, compared to approximately $0.7 million for the comparable period in 2021, representing an increase of 22%. Revenue increased 52% in the nine months ending September 30, 2022 to approximately $2.4 million, up from approximately $1.6 million for the comparable period in 2021. The increase in sales for the periods was primarily driven by the opening of the Laguna Woods, Riverside and San Francisco locations, and to the continued focus on marketing efforts to grow brand recognition.

Total operating costs and expenses for the three-month period ended September 30, 2022, were approximately $1.7 million compared to approximately $1.8 million for the comparable period in 2021, representing a decrease of approximately 1%.

Net loss for the third quarter of 2022 was approximately $0.9 million, compared to a net loss of approximately $1.9 million for the third quarter of 2021.

Net cash used in operating activities for the nine months ended September 30, 2022 was approximately $2.0 million, compared to approximately $2.1 million for the nine months ended September 30, 2021.

Cash and cash equivalents totaled approximately $4.7 million as of September 30, 2022, compared to approximately $0.9 million as of December 31, 2021.

About Reborn Coffee

Reborn Coffee, Inc. (NASDAQ: REBN) is focused on serving high quality, specialty-roasted coffee at retail locations, kiosks, and cafes. Reborn is an innovative company that strives for constant improvement in the coffee experience through exploration of new technology and premier service, guided by traditional brewing techniques. Reborn believes they differentiate themselves from other coffee roasters through innovative techniques, including sourcing, washing, roasting, and brewing their coffee beans with a balance of precision and craft. For more information, please visit www.reborncoffee.com.

Forward-Looking Statements

All statements in this release that are not based on historical fact are “forward-looking statements.” While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors section of our recently filed Registration Statement on Form S-1, as amended, and in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our recently filed Quarterly Report on Form 10-Q, which can be found on the SEC’s website at www.sec.gov. Such risks, uncertainties, and other factors include, but are not limited to, the Company’s ability to successfully open the additional locations described herein as planned or at all, the Company’s ability to expand its business both within and outside of California (including as it relates to increasing sales and growing Average Unit Volumes at our existing stores), the degree of customer loyalty to our stores and products, the impact of COVID-19 on consumer traffic and costs, the fluctuation of economic conditions, competition and inflation. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investor Relations Contact:

Chris Tyson
Executive Vice President
MZ North America
REBN@mzgroup.us
949-491-8235

Company Contact:

Reborn Coffee, Inc.

ir@reborncoffee.com

Unaudited Condensed Consolidated Balance Sheets

As of	September 30, 2022	December 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	$4,730,097	$905,051
Accounts receivable, net of allowance for doubtful accounts of $0 and $0, respectively	350	-
Inventories, net	102,981	88,877
Prepaid expense and other current assets	256,192	191,838
Total current assets	5,089,620	1,185,766
Property and equipment, net	1,297,574	1,110,890
Operating lease right-of-use asset	2,764,258	2,466,873

Total assets	$9,151,452	$4,763,529

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$20,977	$45,748
Accrued expenses and current liabilities	254,586	124,535
Loans payable to financial institutions – current portion	74,810	98,475
Loan payable, emergency injury disaster loan (EIDL) – current portion	10,861	7,957
Loan payable, payroll protection program (PPP) – current portion	39,267	42,345
Equipment loan payable – current portion	1,515	15,989
Operating lease liabilities – current portion	654,145	578,419
Total current liabilities	1,056,161	913,468
Loans payable to financial institutions – net of current portion	14,172	23,228
Loan payable, emergency injury disaster loan (EIDL), net of current portion	489,139	492,043
Loan payable, payroll protection program (PPP), net of current portion	127,871	124,793
Operating lease liabilities, net of current portion	2,261,004	2,011,702
Total liabilities	3,948,347	3,565,234

Commitments and Contingencies

Stockholders’ equity
Common Stock, $0.0001 par value, 40,000,000 shares authorized; 13,119,523 and 11,634,523 shares issued and outstanding at September 30, 2022 and December 31, 2021	1,312	1,163
Preferred Stock, $0.0001 par value, 1,000,000 shares authorized; no shares issued and outstanding at September 30, 2022 and December 31, 2021	-	-
Additional paid-in capital	16,101,017	9,674,036
Accumulated deficit	(10,899,224)	(8,476,904)
Total stockholders’ equity	5,203,105	1,198,295

Total liabilities and stockholders’ equity	$9,151,452	$4,763,529

Unaudited Condensed Consolidated Statements of Operations

	Nine Months Ended September 30,		Three Months Ended September 30,
	2022	2021	2022	2021

Net revenues:
Stores	$2,339,284	$1,519,969	$827,332	$668,184
Wholesale and online	40,587	47,966	10,913	19,630
Total net revenues	2,379,871	1,567,935	838,245	687,814

Operating costs and expenses:
Product, food and drink costs—stores	806,453	565,156	242,547	295,008
Cost of sales—wholesale and online	17,777	21,011	4,780	8,599
General and administrative	3,954,997	2,679,037	1,486,550	1,452,086
Total operating costs and expenses	4,779,227	3,265,204	1,733,877	1,755,693

Loss from operations	(2,399,356)	(1,697,269)	(895,632)	(1,067,879)

Other income (expense):
Other income	16,440	-	-	-
PPP grant income	-	115,000	-	115,000
Interest expense	(39,404)	(11,484)	(24,428)	(5,711)
Loss on extinguishment of debt	-	(982,383)	-	(982,383)
Total other income (expense), net	(22,964)	(878,867)	(24,428)	(873,094)

Loss before income taxes	(2,422,320)	(2,576,136)	(920,060)	(1,940,973)

Provision for income taxes	-	-	-	-

Net loss	$(2,422,320)	$(2,576,136)	$(920,060)	$(1,940,973)

Loss per share:
Basic and diluted	$(0.20)	(0.25)	(0.08)	(0.18)

Weighted average number of common shares outstanding:
Basic and diluted	11,844,900	10,437,239	11,679,523	10,842,264

Unaudited Consolidated Statements of Cash Flows

For the Nine Months Ended September 30,	2022	2021

Cash flows from operating activities:
Net loss	$(2,422,320)	$(2,576,136)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock compensation	225,000	575,000
Forgiveness of PPP loan	-	(115,000)
Operating lease	27,643	45,620
Depreciation	146,505	129,575
Changes in operating assets and liabilities:
Accounts receivable	(350)	(4,418)
Inventories	(14,104)	(7,024)
Prepaid expense and other current assets	(64,354)	(97,104)
Accounts payable	(24,771)	(44,455)
Accrued expenses and current liabilities	130,051	23,468
Net cash used in operating activities	(1,996,700)	(2,070,474)

Cash flows from investing activities:
Purchases of property and equipment	(333,189)	(262,673)
Reacquisition of lease and leasehold improvements	-	(150,000)
Net cash used in investing activities	(333,189)	(412,673)

Cash flows from financing activities:
Proceeds from issuance of common stock	7,200,000	2,517,763
Payment of IPO stock issuance	(997,870)	-
Proceeds from line of credit	685,961	-
Repayment of line of credit	(685,961)	-
Proceeds from loans	238,982	1,028,026
Repayment of loans	(271,703)	(302,004)
Repayment of equipment loan payable	(14,474)	(14,390)
Net cash provided by financing activities	6,154,935	3,229,395

Net increase in cash	3,825,046	746,248

Cash at beginning of period	905,051	128,568

Cash at end of period	$4,730,097	$874,816

Supplemental disclosures of non-cash financing activities:
Issuance of common shares for repurchase of lease and leasehold improvements	$-	$150,000
Converting debt to equity	$-	$1,032,383
Forgiveness of PPP loan	$-	$115,000

Supplemental disclosure of cash flow information:
Cash paid during the years for:
Interest	$8,578	11,484
Income taxes	$-	$-